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                                                                    EXHIBIT 99.2



CONTACTS:

Al Duncan                                 Richard Berman
GoTo.com                                  Middleberg + Associates
626-685-5714                              415-374-2207
A1@GoTo.com                               Richard@Middleberg.com



               GOTO.COM COMPLETES ACQUISITION OF AUCTIONROVER.COM

     GOTO.COM EXPANDS ITS ONLINE MARKETPLACE THROUGH ACQUISITION OF LEADING
           COMPANY THAT PROVIDES TOOLS FOR AUCTION BUYERS AND SELLERS


PASADENA, CALIFORNIA (MAY 4, 2000) -- GoTo.com (NASDAQ: GOTO), the company that revolutionizes the way people and businesses find products, services and information on the Internet, today announced that it has completed the acquisition of AuctionRover.com, a one-stop resource for online auctions. the deal was first announced on March 9, 2000, for 3.47 million GoTo shares. The purchase will allow GoTo to carry listings of more than 100 other major auction sites licensed to search eBay and display eBay listings on its search results.

The acquisition of AuctionRover.com represents a further expansion of the GoTo.com search offering and an extension of its unique business model. With the addition of shopping and auction search capabilities, GoTo offers its partners the most comprehensive set of tools with which their users can find the most relevant products and services across the Internet. GoTo's advertisers and merchants will be able to place search listings within GoTo's search results, place product shopping listings within GoTo shopping through Cadabra, and place products and services into the auction channel through AuctionRover, which will be renamed GoTo Auctions.

"AuctionRover is a natural extension to our marketplace," said Ted Meisel, GoTo.com's Chief Executive Officer. "The completion of this acquisition represents another valuable service -- auctions -- that we will provide to our affiliate partners."


ABOUT GOTO.COM

GoTo.com (NASDAQ: GOTO) revolutionizes the way consumers and businesses find products, services and information, by operating a vast collection of vertical markets on the Internet. GoTo.com provides ecommerce services to Web sites across the Internet, including Web site search, comparison shopping and auctions. GoTo.com reaches an estimated 22 million unique users through its tens of thousands of affiliate partners, including Earthlink/Mindspring, Microsoft, Netscape and Go2Net, and has more than 25,000 active, paying advertisers. GoTo.com ended the first quarter of 2000 having made approximately 88,000,000 paid introductions between consumers and advertisers. GoTo.com is located in Pasadena, California and can be found online at www.goto.com.

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Certain statements in this news release constitute "forward-looking statements." These forward-looking statements are inherently uncertain. Actual results may differ materially from these forward-looking statements due to risks such as: the risk that GoTo.com will not realize value from the acquisition and the risk that GoTo.com will not be able to integrate AuctionRover in an efficient and timely manner. For a discussion of some of the other risks and factors that could affect GoTo.com's future results, see the discussion of "Risk Factors" in its Form 10-K for the quarter ended
December 31, 1999.